Exhibit 99.1
NEWS RELEASE

Contact:	Ted Detrick, Investor Relations – (215) 761-1414
Matt Asensio, Media Relations – (860) 226-2599

CIGNA RAISES 2013 OUTLOOK BASED ON STRONG THIRD QUARTER RESULTS

°	Consolidated revenues increased 10% to $8.1 billion in the third quarter.

°	Adjusted income from operations1 was $536 million, or $1.89 per share, a 12% increase over third quarter 2012.

°	Shareholders’ net income1 was $553 million, or $1.95 per share.

°	Full year 2013 adjusted income from operations1,3 now estimated to be in the range of $1.9 billion to $1.96 billion, or $6.70 to $6.90 per share.

BLOOMFIELD, CT, October 31, 2013 – Cigna Corporation (NYSE: CI) today reported strong third quarter 2013 results with each of the Company's business segments posting strong revenue and earnings contributions.

Consolidated revenues in the quarter were $8.1 billion, an increase of 10% over the third quarter of 2012.  Revenues reflect growth in premiums and fees of 7% in Global Health Care, 29% in Global Supplemental Benefits and 9% in Group Disability and Life, driven by continued growth in Cigna's targeted customer segments.

Cigna's adjusted income from operations1 for the third quarter of 2013 was $536 million, or $1.89 per share, compared with $489 million, or $1.69 per share, for the third quarter of 2012.  These results reflect strong revenue growth, continued effective medical cost management, and a lower operating expense ratio, partially offset by pressure in Medicare Advantage results.

“Our customers and clients continue to benefit from improved health outcomes and productivity driven by our differentiated capabilities,” said David M. Cordani, President and Chief Executive Officer.  “The consistent, effective execution of our strategy coupled with ongoing strategic investments is driving strong financial performance in 2013 and positions us for continued long term growth.”

Cigna reported shareholders’ net income1 of $553 million, or $1.95 per share, for the third quarter of 2013, compared to $466 million, or $1.61 per share, for the third quarter of 2012.    Shareholders’ net income1 for the third quarter of 2012 included income of $32 million, or $0.11 per share, related to the Guaranteed Minimum Income Benefits (GMIB)2 business and losses of $62 million, or $0.21 per share, related to costs associated with a realignment and efficiency plan and the HealthSpring acquisition.

CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and a reconciliation of adjusted income from operations1 to shareholders’ net income1 (dollars in millions, except per share amounts; customers in thousands):

				Nine Months
	Three Months Ended			Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013

Total Revenues	$8,066	$7,323	$7,980	$24,229

Consolidated Earnings
Adjusted income from operations1	$536	$489	$512	$1,545
Net realized investment gains, net of taxes	17	7	17	127
GMIB results, net of taxes2	-	32	-	25
Special items, net of taxes4	-	(62)	(24)	(582)
Shareholders' net income1	$553	$466	$505	$1,115

Adjusted income from operations1, per share	$1.89	$1.69	$1.78	$5.39
Shareholders' net income1, per share	$1.95	$1.61	$1.76	$3.89

	As of the Periods Ended
	September 30,		June 30,	December 31,
	2013	2012	2013	2012
Global Medical Customers	14,300	13,971	14,286	14,045

•	Cash and short term investments at the parent company were approximately $500 million at September 30, 2013 and approximately $700 million at December 31, 2012.

•	During the period August 1 through October 31, 2013, the Company repurchased5 approximately 6.4 million shares of stock for approximately $500 million.

•	Year to date, as of October 31, 2013, the Company has repurchased5 approximately 13.6 million shares of stock for approximately $1 billion.

HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 2 for a reconciliation of adjusted income (loss) from operations1 to segment earnings (loss)1.

Global Health Care

This segment includes Cigna’s Commercial and Government businesses which deliver medical and specialty health care products and services to domestic and multi-national clients and customers on guaranteed cost, retrospectively experience-rated and Administrative Services Only (“ASO”) funding bases.  Specialty health care includes behavioral, dental, disease and medical management, stop-loss, and pharmacy-related products and services.

Financial Results (dollars in millions, customers in thousands):
				Nine Months
	Three Months Ended			Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013

Premiums and Fees	$5,699	$5,307	$5,687	$17,210
Adjusted Income from Operations1	$424	$419	$403	$1,254
Adjusted Margin, After-Tax6	6.7%	7.2%	6.4%	6.6%

	As of the Periods Ended
	September 30,		June 30,	December 31,
Customers:	2013	2012	2013	2012
Commercial	13,812	13,530	13,804	13,596
Medicare and Medicaid	488	441	482	449
Medical	14,300	13,971	14,286	14,045

Behavioral Care	22,564	21,544	22,386	21,750
Dental	12,091	11,387	12,058	11,392
Pharmacy	7,000	6,721	6,946	6,772
Medicare Part D	1,195	1,265	1,200	1,264

•	Overall, Global Health Care results reflect continued growth in the Company’s targeted customer segments.

•	Third quarter premiums and fees increased approximately 7% relative to third quarter 2012, driven by customer growth, specialty contributions, and renewal rate increases.

•
Third quarter 2013 adjusted income from operations1 reflects sustained growth in medical and specialty businesses, continued effective medical cost management in our Commercial business, and improvement in the operating expense ratio, partially offset by an elevated Medicare Advantage care ratio.

•
Adjusted income from operations1 for third quarter 2013, second quarter 2013 and third quarter 2012 included favorable prior year reserve development on an after-tax basis of approximately $9 million, $20 million, and $6 million, respectively.

•	Global Health Care net medical claims payable7 was approximately $1.8 billion at September 30, 2013 and $1.6 billion at December 31, 2012.

Global Supplemental Benefits

This segment includes Cigna’s supplemental health, life, and accident insurance globally, primarily in Asia, and Medicare supplement coverage in the U.S.

Financial Results (dollars in millions, policies in thousands):
				Nine Months
	Three Months Ended			Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013

Premiums and Fees8	$634	$493	$613	$1,851
Adjusted Income from Operations1	$39	$40	$49	$143
Adjusted Margin, After-Tax6	5.9%	7.7%	7.6%	7.3%

	As of the Periods Ended:
	September 30,		June 30,	December 31,
	2013	2012	2013	2012
Policies8	11,823	9,438	11,798	11,436

•
Third quarter 2013 premiums and fees grew 29% relative to third quarter 2012, reflecting recent acquisitions of Great American Supplemental Benefits and our Cigna Finansbank joint venture in Turkey as well as customer growth, primarily in South Korea.

•
Third quarter 2013 adjusted income from operations1 and adjusted margin6 reflect the impact of strong customer retention and business growth, partially offset by increased strategic investments supporting long term customer growth.

•	The quarter over quarter increase in policies as of September 30, 2013 reflects the recent acquisitions as well as organic business growth.

Group Disability and Life

This segment includes Cigna’s group disability, life, and accident insurance operations.

Financial Results (dollars in millions):
				Nine Months
	Three Months Ended			Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013

Premiums and Fees	$848	$775	$846	$2,552
Adjusted Income from Operations1	$92	$66	$104	$245
Adjusted Margin, After-Tax6	9.9%	7.8%	11.2%	8.8%

•	Third quarter 2013 results benefited from premium and fee growth of 9% relative to third quarter 2012 due to growth in both disability and life businesses.

•	Adjusted income from operations1 and adjusted margin6 for the third quarter of 2013 reflect the favorable after-tax impact of reserve studies as well as unfavorable life claims experience.

•
Third quarter 2013 and 2012 adjusted income from operations1 include favorable after-tax impacts related to reserve studies of $26 million and $5 million, respectively. Second quarter 2013 includes favorable after-tax impacts related to reserve studies of $27 million as well as $14 million related to an updated discount rate assumption.

Other Segments

Adjusted income (loss) from operations1 for Cigna's remaining operations is presented below (dollars in millions):
				Nine Months
	Three Months Ended			Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013

Run-off Reinsurance 2	$-	$(7)	$(3)	$(4)
Other Operations	$35	$22	$18	$74
Corporate	$(54)	$(51)	$(59)	$(167)

•	Third quarter 2013 Other Operations results include a $14 million after-tax benefit related to an IRS examination.

OUTLOOK

•
Cigna increased its outlook for full year 2013 consolidated adjusted income from operations1,3 to be in the range of $1.90 billion to $1.96 billion, or $6.70 to $6.90 per share.  Cigna’s outlook excludes the potential effects of future capital deployment5.

(Dollars in millions, except where noted and per share amounts)	Full-Year Ended December 31, 2013

Projected Adjusted Income (Loss) from Operations1,3
Global Health Care	$1,575 to 1,625
Global Supplemental Benefits	185 to 195
Group Disability and Life	290 to 305
Ongoing Businesses	$2,050 to 2,125
Corporate and other	$(150) to (165)
Consolidated	$1,900 to 1,960

Projected Consolidated Adjusted Income from Operations, per share1,3	$6.70 to 6.90

Projected Global Medical Customer Growth	Approximately 1%

The foregoing statements represent management’s current estimate of Cigna's 2013 consolidated and segment adjusted income from operations1,3 as of the date of this release.  Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors.  Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Financial Supplement are available on Cigna’s website in the Investor Relations section (http://www.cigna.com/aboutcigna/investors).  A link to the conference call, during which management will review third quarter 2013 results and discuss full year 2013 outlook, is available in the Investor Relations section of Cigna's website.
(http://www.cigna.com/cignadotcom/aboutcigna/investors/events/index.page)

Notes:

1.
Cigna measures the financial results of its segments using segment earnings (loss), which is defined as shareholders’ net income (loss) before net realized investment results.  Adjusted income (loss) from operations is defined as segment earnings (loss) excluding special items (which are identified and quantified in Note 4) and the results of Cigna's Guaranteed Minimum Income Benefits (GMIB) business.  Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  This measure is not determined in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss) and shareholders’ net income; see Exhibit 2 for reconciliations of the non-GAAP measure to the most directly comparable GAAP measures.

Effective December 31, 2012, Cigna made changes to its external reporting segments to reflect the Company’s realignment of its businesses to leverage distribution and service delivery capabilities for the benefit of our global clients and customers.  Prior period amounts have been presented on a comparable basis.

2.
The GMIB business and Guaranteed Minimum Death Benefits business, also known as Variable Annuity Death Benefits (VADBe), are included in our Run-off Reinsurance operations. These businesses have been in run-off since 2000.

During the first quarter of 2013, Cigna entered into a definitive agreement with Berkshire Hathaway to exit the GMIB and VADBe businesses, effective February 4, 2013.

3.
At this time, management is unable to identify or reasonably estimate future net realized investment results or special items; therefore, it is not possible to provide a forward-looking reconciliation of adjusted income from operations to shareholders’ net income.  Special items for the remainder of 2013 may include amounts associated with litigation, guaranty fund assessments and cost reduction initiatives.

4.	Special items included in shareholders’ net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, and the calculation of adjusted margin include:

Second Quarter 2013
•	After-tax loss of $24 million related to the pharmacy benefits arrangement with Catamaran.

First Quarter 2013
•	After-tax loss of $507 million related to the exit of the Run-off Reinsurance businesses.
•	After-tax loss of $51 million related to a regulatory matter within the Disability business.

Third Quarter 2012
•	After-tax loss of $50 million related to a realignment and efficiency plan
•	After-tax loss of $12 million related to transaction costs for the 2012 acquisition of HealthSpring.

5.
Share repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permits shares to be repurchased when Cigna might otherwise be precluded from doing so under insider trading laws or because of self-employed trading blackout periods.

6.
Adjusted margin, after-tax, is calculated by dividing segment earnings (loss) excluding special items by segment revenues.  For the three and nine months ending September 30, 2013, segment margins (defined as segment earnings (loss) divided by segment revenues) were 6.7% and 6.5% for Global Health Care, respectively, 5.9% and 7.3% for Global Supplemental Benefits, respectively, and 9.9% and 7.0% for Group Disability and Life, respectively.  For the three months ended June 30, 2013 and September 30, 2012, segment margins were 6.1% and 6.5% for Global Health Care, respectively, 7.6% and 6.5% for Global Supplemental Benefits, respectively,  and 11.2% and 7.5% for Group Disability and Life, respectively.

7.
Global Health Care medical claims payable are presented net of reinsurance and other recoverables.  The gross  Global Health Care medical claims payable balance was $1,962 million as of September 30, 2013 and $1,856 million as of December 31, 2012.

8.
Cigna owns a 50% noncontrolling interest in its China joint venture.  Cigna's 50% share of the joint venture’s earnings is reported in Other Revenues using the equity method of accounting under GAAP.  As such, the premiums and fees and policy counts from the China joint venture are not included in the financial results table for the Global Supplemental Benefits segment presented in the earnings release.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Cigna Corporation and its subsidiaries (the “Company”) and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include, but are not limited to, the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s strategic initiatives, litigation and other legal matters, operational improvement initiatives in the Company’s health care operations, and the Company’s outlook for full year 2013 and beyond results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should”, “will” or similar expressions.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.
health care reform legislation, as well as additional changes in state or federal regulation, that could, among other items, affect the way the Company does business, increase costs, limit the ability to effectively estimate, price for and manage medical costs, and affect the Company’s products, services, market segments, technology and processes;

2.
adverse changes in state, federal and international laws and regulations, including increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s businesses;

3.
risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, including disputes related to payments to health care professionals, government investigations and proceedings, tax audits and related litigation, and regulatory market conduct and other reviews, audits and investigations, including the possibility that the Cigna-HealthSpring business may be adversely affected by potential changes in risk adjustment data validation audit and payment adjustment methodology;

4.
challenges and risks associated with implementing improvement initiatives and strategic actions in the ongoing operations of the businesses, including those related to: (i) growth in targeted geographies, product lines, buying segments and distribution channels, (ii) offering products that meet emerging market needs, (iii) strengthening underwriting and pricing effectiveness, (iv) strengthening medical cost results and a growing medical customer base, (v) delivering quality service to members and health care professionals using effective technology solutions, and (vi) lowering administrative costs;

5.	the unique political, legal, operational, regulatory and other challenges associated with expanding our business globally;
6.	challenges and risks associated with the successful management of the Company’s outsourcing projects or key vendors;
7.
the ability of the Company to execute its growth plans by successfully leveraging capabilities and integrating acquired businesses, including the Cigna-HealthSpring business by, among other things, operating Medicare Advantage plans and Cigna-HealthSpring’s prescription drug plan, retaining and growing the customer base, realizing revenue, expense and other synergies, renewing contracts on competitive terms or maintaining performance under Medicare contracts, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel;

8.	risks associated with security or interruption of information systems, that could, among other things, cause operational disruption;
9.
risks associated with the Company’s information technology strategy, including that the failure to make effective investments or execute improvements may impede the Company’s ability to deliver services efficiently;

10.	the failure to maintain effective prevention, detection and control systems for regulatory compliance and detection of fraud and abuse;
11.
risks associated with the pharmacy benefits management agreement with Catamaran Corporation, including without limitation, those related to the ability to transition and implement successfully the agreement in a timely, cost-efficient manner without an adverse impact on service to clients and customers, and the failure to achieve projected operating efficiencies, estimated earnings per share accretion and estimated financial contribution  to the Company’s results;

12.
risks associated with the Company’s mail order pharmacy business that, among other things, includes any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

13.	liability associated with the Company’s operations of onsite clinics and medical facilities, including the health care centers operated by the Cigna-HealthSpring business;
14.	heightened competition, particularly price competition, that could reduce product margins and constrain growth in the Company’s businesses, primarily the Global Health Care business;
15.	significant stock market declines, that could, among other things, impact the Company’s pension plans in future periods as well as the recognition of additional pension obligations;
16.	significant changes in market interest rates or sustained deterioration in the commercial real estate markets that could reduce the value of the Company’s investment assets;
17.
downgrades in the financial strength ratings of the Company’s insurance subsidiaries, that could, among other things, adversely affect new sales and retention of current business or limit the subsidiaries’ ability to dividend capital to the parent company, resulting in changes in statutory reserve or capital requirements or other financial constraints;

18.	significant deterioration in global market economic conditions and market volatility, that could have an adverse effect on the Company’s investments, liquidity and access to capital markets;
19.
unfavorable developments in economic conditions, that could, among other things, have an adverse effect on the impact on the businesses of our customers (including the amount and type of health care services provided to their workforce, loss in workforce and ability to pay their obligations), the businesses of hospitals and other providers (including increased medical costs) or state and federal budgets for programs, such as Medicare or social security, resulting in a negative impact to the Company’s revenues or results of operations;

20.
risks associated with the Company’s reinsurance arrangements for the run-off retirement benefits, life insurance and annuity business, variable annuity death benefits and guaranteed minimum income benefits businesses, including but not limited to, failure by the reinsurer to meet its reinsurance obligations or that the reinsurance does not otherwise provide adequate protection; or

21.
potential public health epidemics, pandemics, natural disasters and bio-terrorist activity, that could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected.

This list of important factors is not intended to be exhaustive.  Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 1
CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

REVENUES

Premiums and fees	$7,206	$6,602	$21,692	$19,360
Net investment income	297	283	873	854
Mail order pharmacy revenues	471	401	1,333	1,189
Other revenues	65	68	178	182
Total operating revenues	8,039	7,354	24,076	21,585
Run-off Reinsurance hedge loss (1)	-	(42)	(39)	(106)
Net realized investment gains	27	11	192	20

Total	$8,066	$7,323	$24,229	$21,499

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)

Global Health Care	$424	$419	$1,254	$1,083
Global Supplemental Benefits	39	40	143	110
Group Disability and Life	92	66	245	225
Run-off Reinsurance	-	(7)	(4)	(29)
Other Operations	35	22	74	63
Corporate	(54)	(51)	(167)	(170)

Total	$536	$489	$1,545	$1,282

SHAREHOLDERS' NET INCOME

Segment Earnings (Loss)

Global Health Care (3)(6)(7)	$424	$377	$1,230	$1,021
Global Supplemental Benefits	39	34	143	104
Group Disability and Life (5)	92	64	194	223
Run-off Reinsurance (4)	-	25	(486)	(7)
Other Operations	35	22	74	63
Corporate (6)	(54)	(63)	(167)	(203)

Total	536	459	988	1,201
Net realized investment gain (loss), net of taxes	17	7	127	16

Shareholders' net income	$553	$466	$1,115	$1,217

DILUTED EARNINGS PER SHARE:

Adjusted income from operations (2)	$1.89	$1.69	$5.39	$4.42
Results of guaranteed minimum income benefits business, after-tax	-	0.11	0.09	0.07
Net realized investment gain (loss), net of taxes	0.06	0.02	0.44	0.06
Special item(s), after-tax (3)(4)(5)(6)(7)	-	(0.21)	(2.03)	(0.35)
Shareholders' net income	$1.95	$1.61	$3.89	$4.20
Weighted average shares (in thousands)	283,563	289,875	286,615	289,807
SHAREHOLDERS' EQUITY at September 30			$9,874	$9,530

SHAREHOLDERS' EQUITY PER SHARE at September 30			$35.64	$33.24

Effective December 31, 2012, Cigna changed its external reporting segments. The primary change was that the two businesses that comprised the former International segment (international health care and supplemental health, life and accident) are now reported as follows: 1) substantially all of the international health care business (comprised primarily of the global health benefits business) is now combined with the former Health Care segment and renamed Global Health Care; and 2) the supplemental health, life and accident business is now a separate reporting segment named Global Supplemental Benefits. In addition, certain disability and life products previously reported in the former Health Care segment are now reported in the Group Disability and Life segment. Prior period segment information has been conformed to the current reporting segments. Please refer to Cigna's Form 8-K filed on January 24, 2013 for additional information.

(1) Includes pre-tax futures and swaps contracts entered into prior to February 4, 2013 as part of a dynamic hedge program to manage equity and growth interest rate risks in Cigna's Run-off Reinsurance operations. Cigna recorded related offsets in Benefits and Expenses to adjust liabilities for reinsured guaranteed minimum death benefit and guaranteed minimum income benefit contracts. These hedge programs were terminated after February 4, 2013 as a result of Cigna's agreement with Berkshire Hathaway in which Cigna effectively exited the Run-off Reinsurance business. For more information, please refer to Cigna's Form 10-Q for the period ended September 30, 2013, which is expected to be filed on October 31, 2013.

(2) Adjusted income (loss) from operations is segment earnings (loss) (shareholders' net income (loss) before net realized investment gains (losses)) and excludes results of Cigna's guaranteed minimum income benefits business and special items. See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to shareholders' net income presented in accordance with accounting principles generally accepted in the United States of America.

(3) The nine months ended September 30, 2013 includes a pre-tax charge of $37 million ($24 million after-tax) related to the Pharmacy Benefits Manager (“PBM”) services agreement with Catamaran.
(4) The nine months ended September 30, 2013 includes a pre-tax charge of $781 million ($507 million after-tax) related to the transaction with Berkshire to effectively exit the Run-off Reinsurance business.

(5) The nine months ended September 30, 2013 includes a pre-tax charge of $77 million ($51 million after-tax) related to a disability claims regulatory matter in the Group Disability & Life segment.
(6) The three months ended September 30, 2012 includes a pre-tax charge of $12 million ($12 million after-tax) related to the 2012 acquisition of HealthSpring. The nine months ended September 30, 2012 includes pre-tax charges of $53 million ($40 million after-tax) for costs associated with the 2012 acquisition of HealthSpring: $42 million pre-tax ($33 million after-tax) in Corporate and $11 million pre-tax ($7 million after-tax) in Global Health Care.

(7) The nine months ended September 30, 2012 includes a pre-tax charge of $20 million ($13 million after-tax) resulting from a litigation matter in Global Health Care.

Exhibit 2
CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted						Global			Global Supplemental
	Earnings Per Share			Consolidated			Health Care			Benefits
Three Months Ended,	3Q13	3Q12	2Q13	3Q13	3Q12	2Q13	3Q13	3Q12	2Q13	3Q13	3Q12	2Q13

Adjusted income (loss) from operations (1)	$1.89	$1.69	$1.78	$536	$489	$512	$424	$419	$403	$39	$40	$49

Results of guaranteed minimum income benefits business (2)	-	0.11	-	-	32	-	-	-	-	-	-	-

Special item(s), after-tax:

Charge for realignment and efficiency plan (8)	-	(0.17)	-	-	(50)	-	-	(42)	-	-	(6)	-
Cost associated with acquisitions (6)	-	(0.04)	-	-	(12)	-	-	-	-	-	-	-
Cost associated with PBM services agreement (3)	-	-	(0.08)	-	-	(24)	-	-	(24)	-	-	-

Segment earnings (loss)	1.89	1.59	1.70	536	459	488	$424	$377	$379	$39	$34	$49
Net realized investment gains, net of taxes	0.06	0.02	0.06	17	7	17

Shareholders' net income	$1.95	$1.61	$1.76	$553	$466	$505

	Diluted				Global		Global Supplemental
	Earnings Per Share		Consolidated		Health Care		Benefits
Nine Months Ended September 30,	2013	2012	2013	2012	2013	2012	2013	2012

Adjusted income (loss) from operations (1)	$5.39	$4.42	$1,545	1,282	$1,254	$1,083	$143	$110

Results of guaranteed minimum income benefits business (2)	0.09	0.07	25	22	-	-	-	-

Special item(s), after-tax:
Cost associated with PBM services agreement (3)	(0.08)	-	(24)	-	(24)	-	-	-
Charge related to reinsurance transaction (4)	(1.77)	-	(507)	-	-	-	-	-
Charge for disability claims regulatory matter (5)	(0.18)	-	(51)	-	-	-	-	-
Charge for realignment and efficiency plan (8)		(0.17)	-	(50)	-	(42)	-	(6)
Cost associated with acquisitions (6)	-	(0.14)	-	(40)	-	(7)	-	-
Litigation matters (7)	-	(0.04)	-	(13)	-	(13)	-	-

Segment earnings (loss)	3.45	4.14	988	1,201	$1,230	$1,021	$143	$104
Net realized investment gains, net of taxes	0.44	0.06	127	16

Shareholders' net income	$3.89	$4.20	$1,115	1,217

	Group Disability			Run-off			Other
	and Life			Reinsurance			Operations			Corporate
Three Months Ended,	3Q13	3Q12	2Q13	3Q13	3Q12	2Q13	3Q13	3Q12	2Q13	3Q13	3Q12	2Q13

Adjusted income (loss) from operations (1)	$92	$66	$104	$-	$(7)	$(3)	$35	$22	$18	$(54)	$(51)	$(59)

Results of guaranteed minimum income benefits business (2)	-	-	-	-	32	-	-	-	-	-	-	-

Special item(s), after-tax:

Charge for realignment and efficiency plan (8)	-	(2)	-	-	-	-	-	-	-	-	-	-
Cost associated with acquisitions (6)	-	-	-	-	-	-	-	-	-	-	(12)	-
Cost associated with PBM services agreement (3)	-	-	-	-	-	-	-	-	-	-	-	-

Segment earnings (loss)	$92	$64	$104	$-	$25	$(3)	$35	$22	$18	$(54)	$(63)	$(59)
Net realized investment gains, net of taxes

	Group Disability		Run-off		Other
	and Life		Reinsurance		Operations			Corporate
Nine Months Ended September 30,	2013	2012	2013	2012	2013	2012	2013	2012

Adjusted income (loss) from operations (1)	$245	$225	$(4)	$(29)	$74	$63	$(167)	$(170)

Results of guaranteed minimum income benefits business (2)	-	-	25	22	-	-	-	-

Special item(s), after-tax:
Cost associated with PBM services agreement (3)	-	-	-	-	-	-	-	-
Charge related to reinsurance transaction (4)	-	-	(507)	-	-	-	-	-
Charge for disability claims regulatory matter (5)	(51)	-	-	-	-	-	-	-
Charge for realignment and efficiency plan (8)	-	(2)	-	-	-	-	-	-
Cost associated with acquisitions (6)	-	-	-	-	-	-	-	(33)
Litigation matters (7)	-	-	-	-	-	-	-	-

Segment earnings (loss)	$194	$223	$(486)	$(7)	$74	$63	$(167)	$(203)

(1) Cigna measures the financial results of its segments using "segment earnings (loss)", which is defined as shareholders' net income (loss) before net realized investment gains (losses). Adjusted income (loss) from operations is defined as segment earnings excluding special items and results of Cigna's guaranteed minimum income benefits business.

(2) Results of guaranteed minimum income benefits business, excluding special items, on a pre-tax basis for:
 - three months and nine months ended September 30, 2013 were $0 million and gains of $39 million, respectively;
 - three months and nine months ended September 30, 2012 were gains of $50 million and $34 million, respectively; and
 - three months ended June 30, 2013 were $0 million.

(3) The three months ended June 30, 2013 and nine months ended September 30, 2013 include a pre-tax charge of $37 million ($24 million after-tax) related to the Pharmacy Benefits Manager (“PBM”) services agreement with Catamaran.

(4) The nine months ended September 30, 2013 includes a pre-tax charge of $781 million ($507 million after-tax) related to the transaction with Berkshire to effectively exit the Run-off Reinsurance business.

(5) The nine months ended September 30, 2013 includes a pre-tax charge of $77 million ($51 million after-tax) related to a disability claims regulatory matter in the Group Disability & Life segment.
(6) The three months ended September 30, 2012 includes pre-tax charges of $12 million ($12 million after-tax) for costs associated with the acquisition of HealthSpring in Corporate. The nine months ended September 30, 2012 includes pre-tax charges of $53 million ($40 million after-tax) for costs associated with the 2012 acquisition of HealthSpring: $42 million pre-tax ($33 million after-tax) in Corporate and $11 million pre-tax ($7 million after-tax) in Global Health Care.

(7) The nine months ended September 30, 2012 includes pre-tax charges of $20 million ($13 million after-tax) resulting from a litigation matter in Global Health Care.
(8) The three and nine months ended September 30, 2012 includes pre-tax charges of $77 million ($50 million after-tax) for a realignment and efficiency plan: $65 million pre-tax ($42 million after-tax) in Global Health Care; $9 million pre-tax ($6 million after-tax) in Global Supplemental Benefits and $3 million pre-tax ($2 million after-tax) in Group Disability and Life.